SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ____)

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[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  APPNET, INC.
                 -----------------------------------------------
                (Name of Registrant as Specified in its Charter)


                 -----------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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


                                     [Logo]


                                  APPNET, INC.
                      6707 Democracy Boulevard, Suite 1000
                            Bethesda, Maryland 20817
                                 (301) 493-8900

                        NOTICE OF AND PROXY STATEMENT FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 19, 2000

Dear Fellow Stockholder:

          We invite you to attend our 2000 annual meeting of stockholders on Friday, May 19, 2000 at 9:00 a.m. at the Bethesda Marriott Suites Hotel, located at 6711 Democracy Boulevard, Bethesda, Maryland. If you held shares of our common stock on April 6, 2000, you will be entitled to vote at the annual meeting on the following matters:

          1.  The election of six directors; and

          2.  Any other business as may properly come before the meeting.

          We have enclosed a proxy card, our 1999 annual report to stockholders and our 1999 Annual Report on Form 10-K along with this proxy statement. These materials are first being mailed to stockholders on or about April 19, 2000.

          Your vote is important, no matter how many shares you own. Even if you plan to attend our annual meeting, please complete, date and sign the proxy card and mail it as soon as you can in the envelope provided. If you attend the annual meeting, you can revoke your proxy and vote your shares in person if you like.

          Thank you for your continued support. We look forward to seeing you at our annual meeting.

                                         By Order of the Board of Directors,


                                         /s/  Sherry L. Rhodes

                                         Sherry L. Rhodes
                                         Vice President, General Counsel
                                           and Secretary

Bethesda, Maryland
April 12, 2000

                           FREQUENTLY ASKED QUESTIONS

Q:   Why did I receive this proxy statement?

     Our board of directors has sent you this proxy statement to ask for your vote, as an AppNet stockholder, on certain matters to be voted on at our upcoming annual stockholders' meeting.

Q:   What am I voting on?

     You will vote on the re-election of six directors. Our board of directors is not aware of any other matter that will be presented for your vote at the annual meeting.

Q:   Do I need to attend the annual meeting in order to vote?

     No. You can vote either in person at the annual meeting or by completing and mailing the enclosed proxy card.

Q:   Who is entitled to vote?

     You are entitled to vote if you owned shares as of the close of business on the April 6, 2000 record date. You will be entitled to one vote per share for each share of our common stock you owned on the record date.

Q:   How many shares of AppNet's stock are entitled to vote?

     A total of 33,945,874 shares of common stock will be entitled to vote at the annual meeting.

Q:   What constitutes a quorum?

     A "quorum" refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. A majority of the shares of our common stock entitled to be cast will represent a quorum. As a result, at least 16,972,937 shares must be represented at the annual meeting before we can take the actions called for at the meeting.

Q:   What happens if I sign and return my proxy card but do not mark my vote?

     If you return a signed proxy card without indicating whether you wish to vote for or against the proposals, Ken S. Bajaj and Philip A. Canfield, as proxies, will vote your shares to elect the board's nominees for directors.

Q: What percentage of AppNet's outstanding shares do directors and officers own?

     Approximately 9.5% of our shares, as of the record date, are controlled by our directors and officers. See page 16 for more details.

                              ELECTION OF DIRECTORS

          The Board of Directors currently consists of six members, all of whom are to be elected at the upcoming annual meeting to serve until the next annual meeting of stockholders.

          Listed below are the names of the nominees for election to the Board of Directors at the meeting for a one year term, together with certain additional information concerning each such nominee as of April 6, 2000. Each nominee is currently a director. If any of the nominees should be unable or unwilling to serve, then the proxies, pursuant to the authority granted to them by the Board of Directors, will have discretionary authority to select and vote for substitute nominees. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve. Information as to the directors' ownership of shares of Common Stock is provided under the caption "Stock Ownership of Management and Others."

                       Nominees for Election as Directors
                      Term Expiring at 2001 Annual Meeting

          Ken S. Bajaj. Mr. Bajaj, age 58, has been Chairman of our Board of Directors, President and Chief Executive Officer since November 1997. Mr. Bajaj was Vice Chairman of Wang Laboratories, Inc. from March 1997 until November 1997. He joined Wang Laboratories, Inc. when that company acquired I-NET, Inc. in 1996; at that time he was President of I-NET, Inc., a position he held from 1988 until 1996. Before joining I-NET, Inc., Mr. Bajaj had been a Vice President at Electronic Data Systems, Inc. since 1978. Mr. Bajaj has an M.S. in electrical engineering from the University of Toronto and a Ph.D. in systems science from Michigan State University.

          John Cross. Mr. Cross, age 57, has been on our Board of Directors since June 1998 and has been our Executive Vice President-Strategic Consulting since March 1999. Mr. Cross was the Group Vice President of Information Technology for BP Amoco Corporation from 1998 until 1999. Mr. Cross was the Chief Information Officer for the British Petroleum Group from 1993 until 1998. Prior to 1993, he was General Manager for information technology in the Exploration and Production Company of British Petroleum. Mr. Cross has a B.S. in economics and business management from the University of Natal, South Africa.

          Philip A. Canfield. Mr. Canfield, age 32, has been on our Board of Directors since June 1998. He has been a principal at GTCR Golder Rauner, L.L.C. since 1997 and an associate from 1992 until 1997. Prior to 1992, Mr. Canfield worked in the corporate finance department of Kidder, Peabody & Co. He has a B.S. in finance from the Honors Business Program at the University of Texas at Austin and an M.B.A. from the University of Chicago. Mr. Canfield is also a director of Zefer Corp., AETEA Information Technology, Inc., VISTA Information Technologies, Inc. and several other private companies in GTCR's portfolio.

          Edward C. Meyer. General Meyer, age 71, has been on our Board of Directors since April, 2000. General Meyer has been Chairman of Mitretek Systems, Inc., a non-profit systems engineering company that assists in the application of science and technology, since 1996. General Meyer is a graduate of the United States Military Academy and received a M.S. degree from George Washington University. His distinguished military career culminated with his membership on the Joint Chiefs of Staff prior to his 1983 retirement from the United States Army. General Meyer has served on the boards of the Brown Group, FMC and AEGON USA and is currently a member of the Board of Directors of ITT Industries, Inc. and the Smith Richardson Foundation, the Board of Overseers of the

Hoover Institution, the Trustees of the George Marshall Foundation and the Board of Advisers of the Center for Strategic and International Studies.

          Richard N. Perle. Mr. Perle, age 58, has been on our Board of Directors since June 1999. Mr. Perle is also director of the American Enterprise Institute's Commission on Future Defenses. From 1981 until 1987, he was Assistant Secretary of Defense for International Security Policy of the U.S. Department of Defense. Mr. Perle is currently the Chairman of Hollinger Digital, Inc. and a director of Hollinger International, Inc., Geobiotics, American Interactive Media, Inc. and Morgan Crucible, PLC. Mr. Perle has a B.A. in International Relations from the University of Southern California and an M.A. from Princeton University.

          Bruce V. Rauner. Mr. Rauner, age 44, has been on our Board of Directors since June 1998. Mr. Rauner is a managing principal of GTCR Golder Rauner, L.L.C. and has been a principal of GTCR since 1981. Mr. Rauner has a B.A. from Dartmouth College and an M.B.A. from Harvard University. Mr. Rauner is also a director of AnswerThink Consulting Group, Inc., Larson, Inc., Coinmach Laundry Corporation, Polymer Group, Inc., Province Healthcare, Inc., Esquire Communications Ltd., US Aggregates, Inc., and several private companies in GTCR's portfolio.

Committees, Meetings and Attendance

          Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and an Executive Committee.

          The Audit Committee, which did not meet in 1999, consists of Messrs. Canfield and Perle. The Audit Committee makes recommendations to the Board of Directors regarding the engagement of independent auditors, reviews with our auditors the plan and scope of their annual audit and the findings and conclusions of the annual audit, reviews our procedures for internal auditing and the adequacy of our systems of internal controls and accounting principals, policies and practices, reviews and evaluates the independence of our auditors, reviews and approves non-audit services rendered by our auditors or other accounting or auditing firms, reviews and approves audit and non-audit fees, reviews any accounting changes having major impact on our obligations or financial statements and reviews filings made with the Securities and Exchange Commission.

          The Compensation Committee, which met once in 1999, consists of Messrs. Canfield and Perle. The Compensation Committee establishes reasonable compensation and benefits for our officers and, at the option of the Committee, other managerial personnel including determining cash compensation, administering compensation plans and retirement, disability or death benefit plans for such persons and determining awards under those plans, determines employment and compensation arrangements with officers and managers, and develops and recommends to the Board of Directors equity-based and other compensation and bonus plans for officers and managerial personnel.

          The Executive Committee, which did not meet in 1999, consists of Messrs. Bajaj and Canfield. The Executive Committee is vested with the power to take all actions for and fully manage AppNet between regular meetings of our Board of Directors and may exercise all the power and authority of our Board of Directors in the management of our business and affairs that are permitted by law, except that the Executive Committee may not approve or recommend any matter required to be submitted to stockholders for approval, and also may not adopt, amend or repeal any of our By-laws.

          Each director who was a director in 1999 attended at least 75% of the meetings of the Board of Directors and committees on which he serves.

Compensation of Directors

          Directors who are also employees of AppNet receive no additional compensation for their services as directors. Directors who are not AppNet employees do not receive a fee for attendance in person at meetings of the Board of Directors or committees of the Board of Directors, but they are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with the attendance of meetings. Non-employee directors receive an option to purchase 5,000 shares of our common stock in connection with their appointment to the Board of Directors. Non-employee directors also receive an automatic grant of an option to purchase 5,000 shares of our common stock in January of each year that they are members of the Board of Directors.

                             EXECUTIVE COMPENSATION

Report on Executive Compensation

          The Compensation Committee of our Board of Directors is responsible for approving all aspects of the compensation package we offer to executive officers. AppNet's executive compensation package is designed to promote a strong relationship between performance (on both a company and individual level) and compensation and to base compensation on our quarterly, annual and long-term performance goals by rewarding above average corporate performance and recognizing individual initiative and achievement. Our objectives are to make executive compensation generally competitive, with a substantial portion of executive compensation contingent upon company and individual performance, and to encourage equity ownership by our executive officers so that their interests are closely aligned with the interests of our stockholders. The Compensation Committee also reviews and refines the Company's compensation practices as necessary to respond to changes in the business environment.

          In order to evaluate and establish appropriate compensation practices, we use data from selected companies that we view as "benchmark" companies in the high technology and Internet industries to assess our compensation levels. Benchmark companies are selected according to, among other factors, the comparability of their operations, services, revenues and markets served to ours. We seek to set our executive compensation levels competitively with the benchmark companies, to the extent such levels are consistent with the executive compensation objectives outlined above.

Elements of Executive Compensation

          Our executive compensation program has three components: (1) annual cash compensation in the form of base salary and incentive bonus payments, (2) long-term incentive compensation in the form of stock options granted under our 1999 Stock Incentive Plan and (3) other compensation and employee benefits generally available to all of our employees, such as health insurance. Annual cash compensation is primarily designed to reward current performance. Long-term incentives and other compensation and employee benefits are primarily designed to create performance incentives over the long term for executive officers and employees.

          Base Salary. Base salaries are initially determined by evaluating the responsibilities of the position, the experience and contributions of the individual and the salaries for comparable positions in the competitive marketplace. The base salaries of certain executive officers are subject to minimums set forth in individual employment agreements.

          Incentive Bonuses. Our executives are eligible for cash bonus awards under our incentive compensation program. Award of incentive bonuses is based on achieving corporate goals and a subjective valuation of the contributions of individual executives to the achievement of our business goals. Bonus payments have generally been reflective of our performance in achieving revenue growth, cash-flow and other operating and corporate objectives.

          Stock Options. We grant of stock options to provide long-term incentive compensation to our employees. Our Compensation Committee believes that the use of stock options attracts and retains qualified personnel for positions of substantial responsibility and also serves to motivate our executive officers to promote the success of our business and to maximize stockholder value.

Compensation of Chief Executive Officer

          Our Compensation Committee based the fiscal year 1999 compensation of Ken S. Bajaj, our Chief Executive Officer, on the objectives described above. Prior to May 1999 Mr. Bajaj elected not to receive any salary as Chief Executive Officer. Beginning in May 1999 Mr. Bajaj received a monthly base salary of $25,000 ($300,000 on an annual basis) for a total base salary of $200,000 for 1999. Mr. Bajaj's compensation level for the year was deemed appropriate given his qualifications and the significant contributions he made to AppNet meeting our 1999 business objectives.

Section 162(m) Limitation

          We anticipate that all 2000 compensation to executive officers will be fully deductible under Section 162(m) of the Internal Revenue Code. Therefore, we have determined that a policy with respect to qualifying compensation paid to executive officers for deductibility is not necessary.

                           The Compensation Committee

                               Philip A. Canfield
                                Richard N. Perle

Summary Compensation Information

          The following table sets forth a summary of compensation for services rendered in all capacities to us by our Chief Executive Officer and President and each of our other executive officers who were paid more than $100,000 in combined salary and bonus for 1999.

                                             Summary Compensation Table

                                                                                  Long-Term
                                              Annual Compensation            Compensation Awards
                                       ---------------------------------   -----------------------
                                                               Other       Restricted   Securities
                                                               Annual        Stock      Underlying       All Other
    Name and Position           Year    Salary     Bonus    Compensation     Awards     Options (#)   Compensation(1)
--------------------------      ----    ------     -----    ------------   ----------   -----------   ---------------
Ken Bajaj(2)                    1999   $188,303   $     -     $      -        $   -            --        $   2,954
  Chairman of the Board,        1998   $      -         -     $      -        $   -            --        $       -
    President and Chief
    Executive Officer

Toby Tobaccowala (3)            1999   $209,478   $     -     $      -        $   -        17,544        $   6,577
  Senior Vice President         1998   $ 90,278   $15,000     $      -        $   -            --        $       -

John Cross (4)                  1999   $205,255   $     -     $100,000        $   -       337,776        $     685
  Executive Vice President      1998   $      -   $     -     $      -        $   -            --        $       -

Jack Pearlstein (5)             1999   $171,587   $     -     $      -        $   -       148,246        $     261
  Senior Vice President,        1998   $ 72,749   $     -     $      -        $   -            --        $       -
    Chief Financial
    Officer and Treasurer

Robert D. McCalley (6)          1999   $143,463   $     -     $      -        $   -            --        $   6,262
  Senior Vice President,        1998   $114,330   $     -     $ 40,000        $   -            --        $       -
    Electronic Commerce

--------------------------------

(1)  Includes the dollar  value of premiums  paid by the Company for term life  insurance  for the benefit of these employees and matching contributions made under the Company's 401(k) plan.

(2)  Mr. Bajaj began to receive an annual base salary of $300,000 in May 1999. Prior to May 1999, Mr. Bajaj elected not to receive any compensation.

(3)  Mr.  Tobaccowala  began to work for us in July 1998. The salary set forth above for 1998 represents his salary for the six-month period from July to December 1998.

(4)  Mr.  Cross was hired in April  1999.  Other  Annual  Compensation  for Mr.  Cross  consists  of  $100,000  for reimbursement of moving expenses.

(5)  Mr.  Pearlstein was promoted to Senior Vice President,  Chief Financial Officer and Treasurer in May 1999. Mr.
     Pearlstein  began to work for us in July 1998.  The salary set forth above for 1998  represents his salary for the six-month period from July to December 1998.

(6)  Mr.  McCalley  began to work for us in February  1998.  The salaries set forth above for 1998  represents  his salary for the  eleven-month  period from February to December  1998.  Mr.  McCalley  resigned as an executive officer but continues to be an employee.  Mr.  McCalley  received 56,140 shares of our common stock as partial compensation for services rendered from February 1, 1998 to May 31, 1998.

Stock Options

          We have four stock option plans in place: our 1998 Stock Option and Incentive Plan, our 1999 Stock Option and Incentive Plan and two incentive stock option plans we assumed in connection with acquisitions. Currently, we are granting options to our employees only under the 1999 Stock Option and Incentive Plan. The following tables lists option grants under the 1998 and 1999 plans that we made to named executive officers during 1999, as well as additional information relating to those grants. Mr. Bajaj was not granted any options in 1999.

                                          Option Grants in 1999

                                                                                 Potential Realizable
                                                                                   Value at Assumed
                                                                                 Annual Rate of Stock
                                                                                  Price Appreciation
                                           Individual Grants                      for Option Term(4)
                           --------------------------------------------------   -----------------------
                            Number      % of Total
                           of Shares     Options
                            Covered     Granted for   Exercise
                           by Option     Employees     Price      Expiration
     Name                   Grant(1)      in Year     ($/share)      Date         5%           10%
------------               ----------   -----------   ---------   -----------   ----------   ----------

Toby Tobaccowala            17,544(2)        1%        $17.10        2009       $  188,672   $  478,114

John Cross                 337,776(3)       11%        $12.83        2009       $3,506,731   $8,150,611

Jack Pearlstein             17,544(2)        1%        $12.83        2009       $  141,559   $  358,725
                            13,158            *        $14.25        2009       $  117,920   $  298,821
                            17,544(2)        1%        $17.10        2009       $  188,672   $  478,114
                           100,000           3%        $15.50        2009       $  974,795   $2,470,235

---------------------------

*    Less than 1%.

(1)  Options generally terminate 90 days following termination of the executive officer's employment with the company or the expiration date,  whichever occurs earlier.  Except as noted in footnote (3), the exercise  price of each  option was equal to or greater  than the fair value per share of the common stock on the date of the grant.  These options become  exercisable over a four-year  period,  25% on each anniversary of the grant date of the option, excepted as noted in footnote (2).

(2)  These options were fully exercisable when granted.

(3)  These  options were granted with an exercise  price less than the fair value per share of the common stock on the date of grant.

(4)  Amounts represent  hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of
     5% and 10% from the date of grant.  The gains shown are net of the option exercise price,  but there are no deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying  security.  The actual gains, if any, on the exercise of stock options will depend on the future performance of the common stock, the option holder's continued  employment  throughout the option period and the date on which the options are exercised.

          Set forth below is certain information about the cash values realized by named executive officers who exercised stock options in 1999 and the number and value of stock options held by named executive officers at the end of 1999. Mr. Bajaj did not exercise any stock options in 1999 and did not hold any stock options at the end of 1999.

                                1999 Option Exercises and Year-End Option Values

                                                         Number of Securities              Value of the
                                                        Underlying  Unexercised       Unexercised In-The-Money
                                                          Options At Year End          Options at Year End (2)
                                                      ----------------------------   ---------------------------
                     Shares Acquired      Value
Name                   On Exercise     Realized(1)    Exercisable    Unexercisable   Exercisable   Unexercisable
----------------     ---------------   ------------   -----------   --------------   -----------   -------------

Toby Tobaccowala               -         $      -        17,544               -        $467,550     $         -

John Cross                     -         $      -             -         337,776        $      -     $10,445,716

Jack Pearlstein           17,544         $776,096        17,544         113,158        $      -     $ 3,213,158

-------------------------

(1)  The value realized represents the aggregate market value of the shares covered by the option on the date of exercise less the aggregate exercise price paid by the executive officer.

(2)  The value of  unexercised  in-the-money  option at year-end  assumes a fair market  value of the  Company's
     Common Stock of $43.75, the closing market price per share of the Company's Common Stock as reported on the
     NASDAQ Stock Exchange on December 31, 1999.


Employment Agreements

          We have entered into a senior management agreement with Mr. Bajaj, dated as of June 29, 1998, which provides for his employment as our President and Chief Executive Officer until he resigns, is disabled, as determined by the Board of Directors in its good faith judgment, dies or is terminated by the Board of Directors for any reason. Mr. Bajaj began to receive an annual base salary of $300,000 in May 1999, subject to increases as determined by the Board of Directors based upon AppNet's achievement of budgetary and other objectives set by the Board of Directors. He will also be eligible to receive a bonus of up to 50% of his salary based upon AppNet's achievement of budgetary and other objectives set by the Board of Directors.

          The senior management agreement contains provisions requiring Mr. Bajaj to protect the confidentiality of our proprietary and confidential information. In addition, Mr. Bajaj is prohibited, during his employment at AppNet and for 18 months after such employment ends, from competing with AppNet, soliciting any of our employees or interfering with any of our business relationships.

          The senior management agreement also restricts the transfer of all shares of AppNet common stock Mr. Bajaj owned as of the date of the agreement until June 29, 2003, subject to specific exceptions, including:

          *   sales in a registered public offering; and

          * sales, subject to volume limitations imposed by the senior management agreement, under Rule 144 under the Securities Act.

The registration agreement dated as of June 29, 1998 to which substantially all of the stockholders of AppNet who acquired their shares prior to our June 1999 initial public offering are party provides that

Mr. Bajaj may request that his shares of AppNet common stock be included on any registration statement filed by AppNet:

          *   to register common stock held by GTCR and Smart Technology; or

          *   on its own behalf.

          The senior management agreements provides that if Mr. Bajaj's employment with us terminates before June 30, 2001, AppNet may repurchase shares of its common stock owned by Mr. Bajaj or his permitted transferees at a price of $0.0029 per share. The number of shares which AppNet may repurchase upon these terms is 1,358,109 until June 29, 2000 and 679,004 until June 29, 2001, after which AppNet's right to repurchase Mr. Bajaj's common stock terminates. If AppNet does not exercise its repurchase right, GTCR and Smart Technology may repurchase these shares at a price of $0.0029 per share and contribute them to AppNet in exchange for a promissory note equal to the aggregate purchase price of such shares, GTCR's and Smart Technology's repurchase right terminates upon the earliest of:

          * the sale of capital stock with the voting power to elect a majority of the Board of Directors to persons or entities other than GTCR and Smart Technology, other than in a public offering;

          *   the sale of all or substantially all of our assets;

          * GTCR and its affiliates failing to own more than 50% of the common stock GTCR purchased under the Purchase Agreement dated June 29, 1998, as amended; and

          *   June 30, 2001.

          We entered into a senior management agreement with John Cross, one of our directors, in March 1999, which provides for his employment as an Executive Vice President until he resigns, is disabled, as determined by the Board of Directors in its good faith judgment, dies or is terminated by the Board of Directors for any reason. Mr. Cross is entitled to receive a salary of $300,000 per year, subject to increases as determined by the Board of Directors based upon AppNet's achievement of budgetary and other objectives set by the Board of Directors. Mr. Cross is eligible to receive a bonus of up to 50% of his salary based upon AppNet's achievement of budgetary and other objectives set by the Board of Directors.

          If Mr. Cross' employment is terminated with cause, he is entitled to receive his annual salary and life, medical and disability insurance benefits for one year. Cause is defined generally as:

          *   commission of a felony or crime involving moral turpitude;

          * fraud, gross negligence or willful misconduct with respect to AppNet;

          *   substantial and repeated failure to perform duties; or

          * breach of the confidentiality or noncompete provisions of the senior management agreement.

          The senior management agreement contains provisions requiring Mr. Cross to protect the confidentiality of our proprietary and confidential information. In addition, Mr. Cross is prohibited, during his employment at AppNet and for two years after his employment ends if he resigns or is terminated for cause or for one year after his employment ends if he is terminated without cause, from competing with AppNet, soliciting any of our employees or interfering with any of our business relationships.

          Pursuant to his management agreement, Mr. Cross also received options to purchase 337,776 shares of AppNet common stock at an exercise price of $12.825 per share. The fair value of the common stock underlying these options as of the date of grant was $14.25 per share.

          We entered into senior management agreements with Messrs. Tobaccowala and Pearlstein in July 1998 and with Mr. McCalley in June 1998. These agreements provide for their respective employment by AppNet until resignation, disability, as determined by the Board of Directors in its good faith judgment, death or termination by the Board of Directors for any reason. Each senior management agreement sets forth the annual base salary the executive is entitled to receive, subject to increases as determined by the Board of Directors based upon AppNet's achievement of budgetary and other objectives set by the Board of Directors. Each executive is eligible to receive a bonus of up to 50% of his salary based upon AppNet's achievement of budgetary and other objectives set by the Board of Directors.

          If an executive's employment is terminated without cause, he is entitled to receive his annual salary and life, medical and disability insurance benefits for one year. Caused is defined generally as:

          *   commission of a felony or crime involving moral turpitude;

          * fraud, gross negligence or willful misconduct with respect to AppNet;

          *   substantial and repeated failure to perform duties; or

          * breach of the confidentiality or noncompete provisions of the senior management agreement.

          Each senior management agreement contains provisions requiring the executive to protect the confidentiality of our proprietary and confidential information. In addition, each executive is prohibited, during his employment at AppNet and for two years after such employment ends if he resigns or is terminated for cause or for one year after such employment ends if he is terminated without cause, for competing with AppNet, soliciting any of our employees or interfering with any of our business relationships.

          The senior management agreements with Messrs. Tobaccowala, Pearlstein and McCalley provides for the sale of 175,439, 63,157 and 110,175 shares, respectively, or 348,771 shares in the aggregate, of our common stock to these individuals at a per share price of $0.3007, for an aggregate consideration of $104,874. In connection with these stock purchases, each executive delivered a promissory note to AppNet for the full amount of the purchase price, less the par value of the stock purchased. Each promissory note is secured by a pledge of the purchased stock.

          Each senior management agreement restricts the transfer of the AppNet common stock owned by the executive as of the date of the agreement until the fifth anniversary of the applicable agreement, subject to specific exceptions, including:

          *   sales in a registered public offering; and

          * sales, subject to volume limitations imposed by the senior management agreement, under Rule 144 under the Securities Act.

The registration agreement dated June 29, 1998 provides that each executive may request that his shares of AppNet common stock be included in any registration statement filed by AppNet:

          *   to register common stock held by GTCR and Smart Technology; or

          *   on its own behalf.

          Each senior management agreement also provides that upon termination of the executive's employment, AppNet may repurchase all or any portion of its common stock owned by such executive or his permitted transferees. A portion of the executive's common stock may be repurchased at original cost, which is defined as the price originally paid by the executive for such common stock. If the executive's employment is terminated for any reason before the first anniversary of his senior management agreement, the amount of common stock which may be repurchased at the original cost ranges from 75% to 100%, depending on the particular executive. The portion of common stock to be repurchased at the original cost decreases ratably each year until it reaches zero after the fourth anniversary of the senior management agreement. If AppNet does not exercise its repurchase right, GTCR, Smart Technology or Mr. Bajaj may repurchase the executive's AppNet common stock upon the same terms and contribute them to AppNet in exchange for a promissory note equal to the aggregate purchase price of such shares. This repurchase right terminates upon:

          * the sale of capital stock with the voting power to elect a majority of the Board of Directors to persons or entitles other than GTCR and Smart Technology, other than in a public offering; or

          *   the sale of all or substantially all of our assets.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

GTCR and Smart Technology Purchase Agreement

          GTCR, Smart Technology and AppNet are parties to a purchase agreement, dated as of June 29, 1998, as amended and supplemented which provided for the purchase by GTCR and Smart Technology, L.L.C., an entity controlled by Mr. Bajaj's spouse, of 11,326,228 and 232,916 shares of our common stock, respectively, at a price of $0.3007 per share. At that time, GTCR and Smart Technology also agreed from time to time to purchase in the future up to an aggregate of 96,500 shares of our Class A Preferred Stock at a price of $1,000 per share on the terms described below. GTCR was required to purchase Class A Preferred Stock at the request of AppNet's Board of Directors and upon the approval of GTCR to fund AppNet's working capital requirements and acquisitions. GTCR and Smart Technology purchased aggregate amounts of approximately 44,167 and 900 shares of Class A Preferred Stock, respectively, under the purchase agreement for aggregate purchase prices of approximately $44.2 million and $900,000, respectively. In June 1999 in connection with our initial public offering, the parties to the purchase agreement entered into a reorganization agreement dated as of June 16, 1999, providing for the exchange of all of the shares of Class A Preferred Stock and accumulated and unpaid dividends on such shares purchased by GTCR and Smart Technology for 3,813,864 and 77,834 shares of our common stock, respectively. The purchase agreement with GTCR and Smart Technology currently provides that as long as GTCR owns at least 15% of the securities purchased under the purchase agreement, AppNet must obtain GTCR's prior written consent before amending or waiving any provision of the senior management agreements between AppNet and the Fairfax entities. Additionally, as long as GTCR owns at least 15% of the shares owned by it immediately after the consummation of our June 1999 initial public offering, AppNet will, subject to any limitations imposed by Delaware law, use its best efforts to nominate at least one GTCR designee to the Board.

Bajaj Senior Management Agreement

          The senior management agreement with Mr. Bajaj provided for the sale of 1,251,228 shares of our common stock to Mr. Bajaj at a per share price of $0.3007. Mr. Bajaj pledged the 1,251,228 shares of common stock which he purchased in accordance with the terms of his senior management agreement to AppNet to secure a promissory note in the principal amount of $374,430 which Mr. Bajaj delivered in partial payment for these shares. The senior management agreement between Mr. Bajaj and AppNet gave AppNet the right, if it issued or sold common stock or rights to acquire common stock, to its employees, to repurchase these shares, whether held by Mr. Bajaj or his permitted transferees, at a price of $0.3007 per share. Prior to our June 1999 initial public offering, AppNet repurchased a total of 1,041,109 of these shares from Mr. Bajaj for an aggregate purchase price of $313,035 reducing the principal amount of his promissory note to $62,878.

Davidson Agreement

          Thomas M. Davidson, a former director, and AppNet were parties to an agreement dated as of June 29, 1998, under which Mr. Davidson received $350,000 in cash and 52,632 shares of common stock from AppNet as a finder's fee in connection with the GTCR and Smart Technology investments in AppNet. Under this agreement Mr. Davidson earned a total of approximately $685,000 of additional commissions through March 31, 1999, based upon the total amount invested in AppNet by GTCR and Smart Technology.

          The Davidson agreement also provided for the purchase by Mr. Davidson of 86,651 shares of our common stock at a price of $0.3007 per share and a consulting relationship with Mr. Davidson. Mr. Davidson received consulting fees of $200,000 under this arrangement, which terminated in June 1999.

Other GTCR Relationships

          Prior to our June 1999 initial public offering, GTCR and AppNet were parties to a professional services agreement under which GTCR received $200,000 per year in exchange for financial and management consulting services. This agreement also entitled GTCR to receive an investment fee equal to 1% of the purchase price of the common stock and Class A Preferred Stock purchased from AppNet by GTCR under the purchase agreement with GTCR and Smart Technology. GTCR earned approximately $475,000 in investment fees under this agreement. The GTCR professional services agreement terminated upon the consummation of our initial public offering.

Other Smart Technology Relationships

          During 1998, Smart Technology loaned approximately $1.1 million to AppNet. On May 31, 1998, AppNet issued a warrant to purchase 35,088 shares of its common stock for an aggregate purchase price of $50,000 to Smart Technology as consideration, in part, for this loan. On June 29, 1998, a portion of the $1.1 million loan equal to the purchase price of the common stock Smart Technology acquired from AppNet under the purchase agreement with GTCR and Smart Technology was canceled, and AppNet issued a new promissory note in the principal amount of $903,567 to Smart Technology. This note bore interest at the rate of 12% per annum. The principal amount of this note was reduced from time to time by the amount of the purchase price of Class A Preferred Stock purchased by Smart Technology under the purchase agreement with GTCR and Smart Technology. The amount outstanding under this note was reduced to $3,300, which was repaid with a portion of the proceeds of our June 1999 initial public offering. Also on June 29, 1998, in accordance with the purchase agreement with GTCR and Smart Technology, the original warrant issued to Smart Technology was canceled and AppNet issued a new warrant to Smart Technology to purchase 70,175 shares of AppNet common stock for an exercise price of $0.3007 per share.

                          STOCK PERFORMANCE INFORMATION

          The line graph appearing below compares on a monthly basis the total return on our common stock since our June 18, 1999 initial public offering with the total return on a monthly basis of:

          *   the Nasdaq Composite Index; and

          *   the S&P Services (Computer Systems) - Super Index.




                   6/18/99   6/30/99   7/31/99   8/31/99   9/30/99   10/31/99   11/30/99   12/31/99
                   -------   -------   -------   -------   -------   --------   --------   --------

Company Index      $100.00   $111.98   $132.29   $121.88   $228.13    $363.02    $414.58    $364.58
Nasdaq              100.00    104.62    103.10    107.18    107.01     114.78     127.03     154.43
S&P Services        100.00    100.71    100.19     94.93     92.27      94.12     103.60     120.69

                    STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

          The following table sets forth, as of April 6, 2000, except as otherwise indicated, information with respect to the beneficial ownership of our common stock by:

          * each person known to AppNet to beneficially own more than 5% of the outstanding shares of our common stock;

          * each director of AppNet and each executive officer named in the Summary Compensation Table; and

          *   all directors and executive officers as a group.

          Unless  otherwise  indicated,  each  stockholder  has sole  voting and
investment  power  with  respect  to  the  shares   beneficially  owned  by  the
stockholder and has the same address as AppNet.

                                              Number of shares
                                               of common stock       Percentage
                                              beneficially owned     ownership
                                              ------------------     ----------

GTCR (1) (2).................................      8,667,795            25.5%
Ken S. Bajaj (3).............................      2,694,444             7.9
Robert D. McCalley (4).......................        161,815               *
Toby Tobaccowala (5).........................        155,670               *
John Cross (6)...............................         84,444               *
Jack Pearlstein (7)..........................         68,202               *
Bruce V. Rauner (2) (8) (9)..................         55,723               *
Richard N. Perle (6).........................         10,000               *
Philip A. Canfield (2) (8) (9) ..............          6,298               *
General E.C. Meyer...........................             --              --
All executive officers and directors
  as a group (9 persons).....................      3,236,596             9.5

---------------------------------
*    Less than 1%.

(1) Includes 8,586,795 shares owned by GTCR Fund VI, L.P., 61,559 shares owned by GTCR VI Executive Fund, L.P. and 19,441 shares owned by GTCR Associates VI, which may be deemed affiliates, and are collectively referred to in this proxy statement as "GTCR." This information is derived from GTCR's Form 4 filed with the Securities and Exchange Commission on March 9, 2000.
(2) The address for GTCR and Messrs. Canfield and Rauner is 6100 Sears Tower, Chicago, Illinois 60606.
(3) 2,624,269 of these shares are beneficially owned by Bajaj Enterprises, LLC, a Maryland limited liability company, over which Mr. Bajaj exercises voting and investment control, and 70,175 of these shares are immediately issuable upon the exercise of a warrant also owned by Bajaj Enterprises, LLC. These shares exclude 631,580 shares owned by family trusts over which Mr. Bajaj does not exercise any voting or investment control.
(4) Includes 3,000 shares immediately issuable upon the exercise of stock options.
(5) Includes 17,544 shares immediately issuable upon the exercise of stock options.
(6) All of such shares are immediately issuable upon the exercise of stock options.
(7) Includes 20,834 shares immediately issuable upon the exercise of stock options.
(8) Includes 5,000 shares immediately issuable upon the exercise of stock options.
(9) Each of Messrs. Canfield and Rauner is a principal of GTCR and therefore may be deemed to share investment and voting control over the shares of our common stock held, directly or indirectly, by GTCR. Each of Messrs. Canfield and Rauner disclaims beneficial ownership of the shares of our common stock held by GTCR.

                              INDEPENDENT AUDITORS

          Arthur Andersen LLP served as our independent auditors in 1999, and will also serve as our independent auditors in 2000. Representatives of Arthur Andersen LLP will be present at the Meeting to respond to appropriate questions and to make a statement if they desire to do so.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Exchange Act requires our officers and directors to file reports concerning the ownership of our equity securities with the Securities and Exchange Commission and us. We have assumed the responsibility of filing required reports on behalf of its officers and directors. In November 1999, a Form 4 was filed for Ken Bajaj reflecting the late reporting of 500 shares of stock purchased in August 1999 by an entity affiliated with Mr. Bajaj. We believe that, with the exception of matter noted above, during the year ended December 31, 1999, all of our officers and directors complied with Section 16(a) filing requirements. In making the above statements, we have relied on the representations of the person involved and on copies of his or her reports filed with the Securities and Exchange Commission.

                                  OTHER MATTERS

          We will bear the cost of solicitation of proxies and expect to solicit proxies primarily by mail. Some of our officers and employees may also solicit proxies personally and by telephone. We will reimburse brokers, nominees and custodians who hold stock in their names and who solicit proxies from the beneficial owners for out-of-pocket and reasonable clerical expenses.

          Our Board of Directors does not intend to present any matters at the meeting other than those set forth in this proxy statement and does not presently know of any other matters that may be presented at the meeting by others. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy on any such matters in accordance with their best judgment.

          A stockholder wishing to include a proposal pursuant to Rule 14a-8 under the Exchange Act of 1934, in our proxy statement for the 2001 annual meeting of stockholders must forward the proposal to AppNet by December 13, 2000. Our By-laws establish procedures for stockholder nominations for elections of directors and for bringing business before any annual meeting of our stockholders. To nominate a candidate for director or to bring business before an annual meeting, a stockholder must give written notice to our Secretary not less than 90 days prior to the date of the anniversary of the prior year's annual meeting of stockholders (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). The notice must contain certain information about the proposed business or the nominee, and the stockholder making the proposal. Under the By-laws as currently in effect, if the we do not receive a stockholder proposal intended to be presented at the 2001 Annual Meeting but not intended to be included in our proxy statement for our meeting prior to February 19, 2001, then the notice will be considered untimely and the we are not required to present such proposal at the 2001 annual meeting of stockholders. If our Board of Directors chooses to present such proposal at the 2001 annual meeting of stockholders, then the persons named in proxies solicited by the Board of Directors for the 2000 annual meeting of stockholders may exercise discretionary voting power with respect to such proposal.

Bethesda, Maryland
April 13, 2000

                                      PROXY

                                  APPNET, INC.

                            6707 Democracy Boulevard
                                   Suite 1000
                            Bethesda, Maryland 20817

                       SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Ken S. Bajaj and Philip A. Canfield, jointly and severally, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock of AppNet, Inc. (the "Company") held of record by the undersigned on April 6, 2000 at the Annual Meeting of Stockholders to be held on May 19, 2000 and any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO SUCH DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

----------------                                                ----------------
SEE REVERSE SIDE   CONTINUED AND TO BE SIGNED ON REVERSE SIDE   SEE REVERSE SIDE
----------------                                                ----------------

APPNET, INC.
c/o EquiServ
P.O. Box 9398
Boston, MA  02205-9398

Dear Stockholder:



Please take note of the important information enclosed with this Proxy.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

AppNet, Inc.

--------------------------------------------------------------------------------
                                   DETACH HERE


      Please mark
[X]   votes as in
      this example



1.    Election of Directors

Nominees:  (01) Ken S. Bajaj, (02) John Cross,
           (03) Philip A. Canfield, (04) Edward C. Meyer,
           (05) Richard N. Perle, (06) Bruce V. Rauner
                    FOR                WITHHELD
                    [ ]                  [ ]



2. In their discretion, the proxies are authorized to vote upon such other business that may properly come before the meeting.



[ ]
      ----------------------------------------
      For all nominees except as noted above

                                        MARK HERE FOR ADDRESS CHANGE
                                         AND NOTE AT LEFT                    [ ]



                                        PLEASE  VOTE,  SIGN,  DATE,  DETACH  AND
                                        RETURN THE ABOVE  PROXY  PROMPTLY  USING
                                        THE ENCLOSED ENVELOPE.

                                        Please sign exactly as your name appears
                                        hereon.  Joint owners  should each sign.
                                        Executors,   administrators,   trustees,
                                        guardians  or other  fiduciaries  should
                                        give full title as such.  If signing for
                                        a  corporation,   please  sign  in  full
                                        corporate name by a duly authorized officer.

Signature:_______________  Date:_______  Signature:_______________  Date:_______